Exhibit 10.1

SALE AND PURCHASE AGREEMENT

BETWEEN:

Diatect International Corporation,

825 South Industrial Parkway

Heber City, Utah 84032

SELLER

AND:

Diatomaceous Earth Deposits of Virginia, LLC

30 Courthouse Road

Richmond, VA 23236

BUYER

Regarding the purchase and sale of certain drilled and blocked unpatented diatomaceous earth mining claims located in Malheur County, Oregon, and the conduct of mining operation thereon.

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (“Agreement”) is hereby entered into and made affective as of the ______ day of ____________, 2003, by and between Diatect International Corporation, a California Corporation with its principal place of business located at 875 South Industrial Parkway, Heber City, UT 84032, hereinafter referred “Seller”, and Diatomaceous Earth Deposits of Virginia, LLC, a Virginia Limited Liability Company, with its principal place of business at 30 Courthouse Rd., Richmond, VA 23236, hereinafter referred to as “Buyer”.

RECITALS

A.  Seller is the beneficial and recorded owner of an undivided one hundred percent interest in the certain unpatented mineral claims located in Malheur County, Oregon, more particularly described in Exhibit “A” hereto (said claims hereinafter referred to in the aggregate as the “Claims”);

B.  The Claims contain drilled, blocked and proven reserves of diatomaceous earth as set forth in the Ore Reserve Valuation Report for the White Mountain Diatomite Project, Malheur County, Oregon, March 1991, by geologist Peter S. Winn, a copy of which report is attached hereto as Exhibit “B” (said report being hereinafter referred to as the “DE Valuation Report”);

C.  The Buyer, having completed its due diligence regarding the Claims and their ownership, desires to purchase a 90% interest in said claims under the terms and conditions set forth herein below;

D.  Seller wishes to sell 90% of its ownership interest in the Claims in accordance with the terms and conditions set forth herein below.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND OF THE TERMS AND CONDITIONS HEREINAFTER SET FORTH, THE PARTIES HERETO AGREE AS FOLLOWS:

I.  SALE AND PURCHASE.

1.  Seller hereby sells to Buyer and Buyer hereby purchases from Seller a 90% interest in the Claims, free of all liens, charges and encumbrances, subject to the terms and conditions of this agreement.

2.  In consideration of and for the sale of the 90% interest in the Claims, the Buyer shall pay to Seller a sum of thirty-one million one hundred and twenty five thousand six hundred dollars ($31,125,600) in lawful currency of the United States payable as follows:

     (a)  A minimum annual payment in the sum of one million nine hundred forty-five thousand three hundred and fifty dollars ($1,945,350) shall be paid beginning September 1, 2005, and annually thereafter on September 1, until such time as the full amount of the purchase price has been paid.

    (b)  In addition to the above minimum payments, an additional amount shall be paid on a quarterly based on a percentage of receivables from gross sales of diatomaceous earth from the mine as follows:

1.  If receipts from gross sales exceed _________, but are less than, then _________ percent of said receivables shall be paid to Seller;

2.  If receipts from gross sales exceed _________, but are less than, then ________ percent of said receivables shall be paid to Seller;

3.  If receipts from gross sales exceed _________, then ________ percent of said receivables shall be paid to Seller.

3.  Buyer shall issue and deliver to Seller a promissory note for the purchase price and the minimum payments in the form attached hereto as Exhibit “C”

II.  BUYERS RIGHT TO MINE.

1.  Buyer shall have the unfettered right to enter and develop the Claims and commence mining operations to the full extent allowed by law, subject to the terms, conditions, covenants and indemnities set forth herein below.

2.  Buyer shall restrict its use and exploitation of the claims to the mining and processing of diatomaceous earth.

3.  Buyer covenants and warrants.  That all mining and processing operations conducted on the claims would at all times be in compliance with the Federal and State laws applicable to that jurisdiction, and in compliance with all lawful acts, rules, regulations and orders or any commissions, boards or other legislative, executive or judicial bodies or officers having power to regulate or supervise the use of such property; provided, however, the Buyer may in good faith contest in any reasonable manner the application of any such rule, regulation or order.

III.  OBLIGATIONS OF SELLER.

1.  Recording of this Agreement.  Seller shall cause an executed copy of this Agreement recorded in the records of Malheur County, Oregon.

2.  Claim kept in Good Standing.  During the term of this Agreement, the Seller shall keep the Claims in good standing and not permit any liens, charges, or encumbrances to arise against the Claims, except as may be agreed to in writing by Buyer from its exploration or mining operations.  On or before August 15th of each year during the term of this Agreement, Seller shall, with regard to the Claims, pay the annual maintenance fee to the U.S. Bureau of Land Management, pay any other Federal, State or County fees necessary to maintain the claims, and shall complete any and all assessment and or location work that may be required by the State of Oregon.

3.  Notice to Buyer.  Seller shall give Buyer written notice and copies of its payment of any and all such fees and of any and all such assessment and/or location work, if such work is required.

4.  Power of Attorney to Buyer.  In the event that said fees are not paid or said work completed by August 15th of any year, Seller hereby makes and appoints Buyer as its attorney-in-fact to pay said fees and/or complete such required assessment or location work.  If Buyer pays any of said fees or does any of said work, it shall be entitled to immediate reimbursement from Seller of an amount equal to three times the cost to Buyer in paying said fees and/or doing said work.

5.  Documents.  Upon request of Buyer, Seller shall provide to Buyer any and all documents, and written evidence of Seller’s permission and or authority to allow Buyer to enter upon the Claims and commence mining operations to the extent permitted by law.

6.  Quit Claim Deeds.  During the term of this agreement, Seller shall execute and deliver to Buyer Quitclaim Deeds representing a ten percent (10%) interest ownership in the Claims at such time as payments on the purchase price accumulate to ten percent of the total purchase price, said quit claim deeds being in the form as set forth in Exhibit “D” hereto.  At such time as the total purchase price has been paid, Seller shall have executed and delivered nine (9) such quit claim deeds to Buyers..

IV.  OBLIGATIONS OF BUYER.

1.  Buyer shall give purchase orders from Seller priority over all other purchase orders and over all other customers of Buyer and shall make every effort in good faith to meet the requirements of Seller for diatomaceous earth.

2.  Buyer shall provide seller with Quarterly reports regarding all of Buyer’s development of the Claims and mining operations conducted on the Claims.  Included in such reports shall be copies of any and all and/or administrative decisions, orders, requirements and instructions from any local, state, or federal administrative agencies or courts known to Buyer that relate to the Claims.

3.  Books, Records and Reports.  Buyer shall maintain proper books of accounts and other records and shall maintain its financial statements which shall fairly present the financial condition of Buyer and of the mining operation and cash flows in accordance with generally accepted accounting principals consistently applied.  Commencing with the first calendar quarter of the year 2004, Buyer will furnish to Seller the following:

(a).  Quarterly Statements.  Buyer shall furnish to Seller quarterly statements as soon as practicable after the end of the first, second and third quarterly fiscal periods in each fiscal year of the Buyer, and in any event within sixty (60) days thereafter, duplicate copies of a balance sheet for the end of such quarter, and statements of income and cash flows for such quarter setting forth in each case in comparative form the amount for the corresponding periods of the preceding fiscal year, all in reasonable detail and attested as complete and correct in all material respects, subject to changes resulting from fiscal year-end adjustments, by the financial officer of Buyer;

(b).  Annual Statements.  Buyer shall furnish to Seller as soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, duplicate copies of a balance sheet for the end of such fiscal year, and statements of income, cash flows, setting forth in each case comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants that such fiscal statements present fairly the financial condition of Buyer and have been prepared in accordance with generally accepted accounting principals consistently applied;

3.  Notice of default or claimed default.  Buyer shall immediately give written notice to Seller upon becoming aware of the existence of a default or an event of default, such as the filing of a petition in bankruptcy, which might reasonably have a negative impact on mining operations located on the claims.  The original notice should specify the nature of the default or event of default or claims default and what action the Buyer is taking or proposes to take with respect thereto.

4.  Notice of serious damage or catastrophic event.  Buyer shall give written notice to Seller of any damage or catastrophic event occurring to the equipment or improvements of the mining operation on the claims which could reasonably have a material negative effect to the mining operation.

5.  Notice of litigation or claims for damages.  Immediately upon being served summons and complaint in litigation or administrative proceedings or notice of a damage claim where the amount complained of or claimed exceeds $10,000.00, Buyer shall immediately give notice to Seller of such complaint or claim and provide Seller with copies of the relevant documents appertaining thereto.

6.  Requested Information.  Buyer shall furnish any information or documents regarding the development or mining operation on the Claims reasonably requested by Seller.

7.  Inspection.  Subject to Buyer’s reasonable safety and security requirements, Buyer shall permit any representative of Seller to visit and inspect the mining operation at reasonable times and upon reasonable notice.  Said representative may bring with him up to five other persons on any such visit and inspections of mining operations or any other activity or development upon or associated with the Claims.

V.  COVENANT.

Seller hereby covenants and guarantees to Buyer that the Claims are valid, existing unpatented mineral claims which have been duly and legally located and filed with the office of the county recorder of Malheur County, Oregon, and that said filing is current for the year 2003-2004 until the end of August, 2004, and that the annual maintenance for the same period has been paid to the U.S. Bureau of Land Management.

VI.  REPRESENTATIONS AND WARRANTIES.

1.  The Seller warrants and represents that:

(a).  It is a body corporate which is duly incorporated, validly exists, and is in good standing with respect to the filing of annual reports under the laws of the State of California, with full power and absolute authority and capacity to enter into this agreement and to carry out the transaction contemplated hereby;

(b).  It is the beneficial owner of an undivided one hundred percent interest in the Claims;

(c).  The Claims are free and clear of all liens, charges and encumbrances; and,

(d).  It has the sole right to convey its interest in the Claims to the Buyer notwithstanding any prior act.

2.  Buyer warrants and represents that:

(a).  It is a limited liability company which is duly formed and validly existing and is in good standing with respect to the filing of annual reports under the laws of the State of Virginia, which full power and absolute authority and capacity to enter into this agreement and to carry out to the transaction contemplated hereby;

(b).  It has made competent arrangements for the acquisition of sufficient funds to capitalize, develop, and operate a diatomaceous mine on the Claims.  Buyer will disclose the details of said funding and the parties involved on or before ___________.

(c).  It shall obtain all necessary environmental permits and licenses to conduct mining activities and operations on the claims and provide the necessary security or performance bonds which may be required by Federal, State, and local governmental authorities.

(d).  During the term of this agreement to the extent Buyer occupies or works on the Claims, it shall maintain the claims in good physical condition and not permit any liens, charges or encumbrances to arise against the Claims from its exploration or mining operations, except as may be agreed to buy Seller in writing.

VII.  ABANDONMENT.

1.  In the event, after Buyer has begun to supply diatomaceous earth requirements on a best effort basis to Seller, buyer ceases mining operations and is no longer able to meet such requirements then, in that event, the claims shall be deemed to have been abandoned by Buyer.

2.  The parties hereto agree, and do hereby, appoint ___(title company, address and telephone number) as escrow holder of the Quit Claim Deed to be deposited in escrow following execution among the parties and the escrow holder of the escrow instructions, which shall be executed as soon as reasonably possible after the signing of this agreement.  The escrow instructions shall provide, inter alia, that, in the event of abandonment, the Quit Claim Deed delivered into escrow by Buyer shall be forthwith be delivered to Seller.  Both parties shall indemnify and hold Seller harmless from any and all liability for delivering such deed to Seller upon Seller’s written confirmation of abandonment to the escrow holder.  All fees and costs associated with the escrow should be born by Seller.

3.  Immediately following execution of the escrow instructions, Buyer shall execute and deliver to escrow holder a Quit Claim Deed conveying to Seller all of Buyer’s right, title and interest in the Claims.

VIII.  FIRST RIGHT OF REFUSAL.

In the event Buyer intends to sell any or all of its interest in the Claims or any or all of its interest in its mining operation located on the Claims, Buyer shall first give notice in writing (“the offer”) to the Seller of such intention together with the terms and conditions on which the Buyer intends to dispose of such designated interest.  The Seller shall have a period of sixty (60) days from the date of receipt of the offer to elect to accept the terms and conditions contained in the offer, and such acceptance shall constitute a binding agreement of purchase and sell between these parties.  If the Seller does not accept the offer within the sixty (60) day period, or does accept but fails to close the transaction contemplated thereby within ninety (90) days following receipt of the offer, the Buyer may complete the sell of the designated interest on terms and conditions not less favorable than those set out in the offer, and, in any event, such sell shall be completed within ninety (90) days from the expiration of the right of purchaser to accept the offer or the Buyer must again comply with the provisions of this section.

IX.  INDEMNITY.

1.  Seller hereby indemnifies and holds buyer harmless from any and all liability, claims, and causes of action whatsoever arising out of or relating to the sale of the Claims by Seller to Buyer.

2.  Buyer hereby indemnifies and holds Seller harmless from any and all liability, claims, and causes of action whatsoever arising out of or relating to any and all uses and exploitation of the Claims by Buyer, including, but not limited to, mine exploration work, mining operations, and the installation of improvements on the Claims.

X.  DEFAULT.

1.  Events of Default.  Any of the following occurrences or acts shall constitute an “event of default” under this agreement:

(a)  Failure to make any payment required to be made under this agreement when and as the same shall be due and payable, whether at the due date thereof or at a date fixed by the parties in writing, or by acceleration, shall constitute default of this agreement, when such failure shall continue un-remedied for more than ten (10) calendar days.

(b)  Continued breech by a party following thirty (30) days notice of default from the other party and the observance and/or performance of any other covent, term, condition, or representation or warranty to be observed or performed by a party under this agreement shall constitute default of this agreement.

        (c)  Default shall occur if an involuntary case or other proceedings shall be commenced against Buyer under Chapter 7 of the Bankruptcy Act or any other insolvency law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property when such involuntary case or other proceeding shall remain un-dismissed and un-stayed for a period of sixty (60) days.  A Chapter 11 reorganization shall not constitute default, provided that such reorganization does not diminish or in any other way effect the annual payments due and payable by Buyer to Seller.  If such annual payments are lessened or stretched out without Seller’s written consent, then any such Chapter 11 reorganization shall constitute a default of this agreement.

2.  Acceleration.  In the event any annual payment due and payable under the terms of this agreement is not paid within ten (10) days of its due date all payments for the total purchase price set forth under this agreement shall at once become and be immediately due and payable and Seller shall be entitled to use the promissory note issued pursuant to this agreement for collection for the total face amount of the note.

3.  Cumulative Remedies.  No delay or omission on the part of either party to exercise any right or power arising from any default shall exhaust or impair any such right or power or prevent its exercise during the continuance of such default.  No remedy hereunder is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given hereunder or otherwise existing at law or in equity.  Further, the giving, taking or enforcement of any other or additional security, collateral or guarantee for the payment of the indebtedness shall not operate to prejudice, waive or affect any other rights or remedies hereunder.

XI.  NOTICE.

All documentary transmissions and notices required by the agreement, as well as any other notice to either party hereto materially effecting this agreement, shall be in writing and transmitted by certified or registered mail or by Federal Express (or equivalent), to the respective parties as required under this agreement to the following addresses indicated below or to any change of address given by a party to the other party pursuant to written notice:

Seller:

Buyer:

Diatect International Corporation

Diatomaceous Earth Deposits

825 South Industrial Parkway

            of Virginia, LLC

Heber City, UT  84032

30 Courthouse Road

Richmond, VA  23236

XII.  GENERAL PROVISIONS.

1

Entire Agreement.  This Agreement constitutes the total and complete agreement between the parties, superseding all other prior agreements concerning the transaction herein described and contemplated.

2

Assignment.  Neither party to this Agreement shall be entitled to assign its interest in this Agreement, unless so authorized by written consent of all of the parties hereto.

3

Execution of Other Documents.  Each of the parties hereto agrees to execute any other documents reasonably required to fully perform the intent of this Agreement.

3

Binding Effect.  This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors, and assigns.

5

No Waiver of Future Breach.  The failure of one party to insist upon strict performance or observance of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

6

Attorney’s Fees.  In the event of any litigation arising out of this Agreement, among or between any of the parties hereto, their heirs, personal representatives, agents, successors or assigns, the prevailing party or parties shall be entitled to recover costs and attorney’s fees.

7

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Utah, which shall govern the rights of the parties.  Utah shall also be the venue of any litigation under this Agreement.

8

Execution of Multiple Originals.  Four (4) Original counterparts of this Agreement shall be executed by these parties sufficient to provide two (2) such counterparts to each party.

9

Severability. In the event any provision of this Agreement conflicts with the applicable law, such conflicts shall not affect the provisions of this Agreement which can be given effect without the conflicting provision.

SELLER:

Diatect International Corporation

Attest:______________________

By:

Marjorie Humphries, Corp. Secretary

Jay W. Downs, President

BUYER:

DIATOMACEOUS Earth Deposits of Virginia, LLC

Witness:

By:

Michael R. McQuade, Managing Member